Exhibit 21

Airgas, Inc. and Subsidiaries

Entity Name	Domicile

Airgas, Inc.	Delaware
Airgas Canada Inc.	Canada
Airgas Carbonic, Inc. dba Airgas Dry Ice	Delaware
Airgas Data, LLC	Delaware
Airgas Doral, Inc.	Delaware
Airgas Logistics S.A. de C.V.	Mexico
Airgas Merchant Gases, LLC	Delaware
Airgas On-Site Safety Services, Inc.	Delaware
Airgas Priority Nitrogen, LLC	Delaware
Airgas-Refrigerants, Inc.	Delaware
Airgas, S.A. de C.V.	Mexico
Airgas Safety, Inc.	Delaware
Airgas Sakhalin Holdings, LLC	Russia
Airgas Sakhalin, LLC	Russia
Airgas Specialty Gases, Inc.	Texas
Airgas Specialty Products, Inc.	Delaware
Airgas USA, LLC	Delaware
Airgas West, S. de R.L. de C.V.	Mexico
Nitrous Oxide Corp. dba Airgas Nitrous Oxide	Delaware
Radnor Funding Corp.	Delaware
Red-D-Arc B.V.	Netherlands
Red-D-Arc Limited	Canada
Red-D-Arc Limited	United Kingdom
Red-D-Arc, Inc.	Nevada
Red-D-Arc (Netherlands) B.V.	Netherlands
Red-D-Arc (FR) S.A.S	France
Red-D-Arc (Germany) GmbH	Germany
Red-D-Arc (U.K.) Limited	United Kingdom
Red-D-Arc, S.A. de C.V.	Mexico
Tool Plus, Inc.	California
WorldWide Welding, LLC	Delaware